Exhibit 4.8

EXECUTION COPY

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of the 28th day of May, 2004, by AirNet Systems, Inc., an Ohio corporation (the “Pledgor”), in favor of The Huntington National Bank, a national banking association (the “Agent”), for itself and as agent for the lenders (the “Lenders”) from time to time party to the Credit Agreement described below.

Background Information

A.            The Pledgor is the owner of 100% of the issued and outstanding shares of common stock of each of the following corporations (each, separately and collectively, the “Company”) (i) AirNet Management, Inc., an Ohio corporation, (ii) Jetride, Inc., an Ohio corporation, (iii) Float Control, Inc., a Michigan corporation, (iv) timexpress.com, inc., an Ohio corporation, and (v) AirNet Systems Canada, Inc., a corporation formed under the laws of Ontario, Canada and formerly known as AirNet Systems, Inc.

B.            The Agent and the Lenders have agreed to enter into a certain Amended and Restated Credit Agreement dated of even date herewith (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”) with Pledgor, pursuant to which the Agent and the Lenders shall extend credit to Pledgor, on certain terms and conditions, including, without limitation, that Pledgor enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and in order to induce the Agent and the Lenders to enter into the Credit Agreement, the Pledgor hereby agrees with the Agent as follows:

Section 1.              Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein.

“Collateral” shall mean all property (whether described herein or not) at any time pledged or required to be pledged to the Agent hereunder, including the Pledged Stock, and all payments to be made by the Company pursuant thereto, income therefrom and proceeds thereof.

“Lender” and “Lenders” shall be as defined in the preamble of this Agreement, provided, however, that each such reference to Lender and Lenders shall include, to the extent the context permits or requires, the LC Issuer and the Swingline Lender, as each such term is defined in the Credit Agreement.

“Pledged Stock” shall mean the shares of common stock of the Company owned by the Pledgor evidenced by share certificate(s) number(s) referenced on Schedule 1 hereto, together with all shares, certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange for, or on account of, any such shares, and all proceeds of all the foregoing, now or hereafter owned or acquired by the Pledgor.

Section 2.              Pledge.

(a)           The Pledgor hereby pledges, assigns, hypothecates, transfers and delivers to the Agent the Pledged Stock and agrees to pledge all additional shares of capital stock of the Company that the Pledgor may hereafter acquire; and grants to the Agent a first lien on and security interest in (i) the Pledged Stock; (ii) all certificates, shares, notes, obligations, distributions, securities and other property issued or delivered from time to time in lieu of or in substitution for or with respect to the Pledged Stock; (iii) all present and future security and collateral for any of the foregoing; and (iv) all payments or other proceeds under or with respect to any of the foregoing, as collateral security for the due and punctual payment and performance of the Obligations; provided that, notwithstanding the foregoing, in no event shall more than 65% of the stock of AirNet Systems Canada, Inc. (or any other Subsidiary that is organized under any law other than the law of a State of the U.S.) be, or be required to be, made subject to this Agreement or otherwise constitute Pledged Stock.

(b)           The Pledgor shall deliver to the Agent the certificate(s) for the Pledged Stock and a stock transfer power(s) duly endorsed in blank simultaneously herewith.

(c)           Upon the occurrence and during the continuance of an Event of Default, Agent, at its option, may have any part or all of the Pledged Stock registered in its name or that of its nominee, and the Pledgor hereby covenants that, upon the occurrence and during the continuance of an Event of Default and upon the Agent’s request, the Pledgor will cause the Company, the transfer agent or registrar of the Pledged Stock to effect such registration.  Unless an Event of Default shall have occurred and be continuing, Pledgor shall retain all voting rights with respect to the Pledged Stock.  Immediately and without further notice, upon the occurrence and during the continuance of an Event of Default, whether or not the Pledged Stock shall have been registered in the name of the Agent or its nominee, the Agent or its nominee shall have, with respect to the Pledged Stock, the right to exercise all voting rights as to the Pledged Stock, all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, the right to exchange any or all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by such issuer of any right, privilege or option pertaining to any of the Pledged Stock, and, in connection therewith, to deliver any of the Pledged Stock to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as its may determine, all without liability except to account for property actually received by it; provided, however, that (i) the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing; and (ii) the Agent may by written notice to the Pledgor relinquish, either partially or completely in accordance with any terms or conditions the Agent may set forth in such notice, any or all voting rights the Agent may acquire pursuant to this Section 2(c).

(d)           So long as no Event of Default shall have occurred and be continuing, the Pledgor shall have the right to receive and retain all cash dividends and other cash payments with respect to the Pledged Stock.  Upon the occurrence and during the continuance of an Event of Default, the right of the Pledgor to receive any such cash dividends and other cash payments shall terminate immediately.

Section 3.              Notice to the Company and Registrar.  Within five (5) days after the execution of this Agreement, the Pledgor shall give notice of the pledge of the Pledged Stock pursuant to the terms hereof, in the form of the Notice of Pledge attached hereto as Exhibit A, to the Company and the Company’s stock registrar/transfer agent.

Section 4.              Distributions, etc.  If the Pledgor shall become entitled to receive or shall receive, in connection with any of the Pledged Stock, any Collateral, including, without limitation:

(a)           stock certificates, including, but without limitation, any certificates representing a stock dividend or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;

(b)           options, warrants or rights, whether as an addition to, or in substitution or in exchange for, any of the Pledged Stock, or otherwise; or

(c)           dividends or distributions payable in money (subject to the right of the Pledgor to receive and retain such dividends and distributions in accordance with Section 2(d) hereof) or other property, including securities issued by any entity other than the Company;

then the Pledgor shall accept the same as the Agent’s agent and hold the same in trust on behalf of and for the benefit of the Agent and the Lenders, segregated from the other assets of the Pledgor and deliver the same forthwith within 3 Business Days to the Agent, in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate undated powers, duly executed in blank, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Obligations.  Any sums paid upon or in respect of the Pledged Stock or Collateral upon the liquidation or dissolution of the Pledgor or the Company shall be paid over to the Agent, to be held by it in trust as additional collateral security for the Obligations.  Upon the occurrence and during the continuance of an Event of Default, all sums of money and property so paid or distributed in respect of the Pledged Stock or other Collateral which are received by the Pledgor shall, until paid or delivered to the Agent, be held by the Pledgor in trust, segregated from the other assets of the Pledgor, as additional collateral security for the Obligations.

Section 5.              Events of Default.

(a)           The occurrence of any “Default” under, and as defined in the Credit Agreement, shall constitute an “Event of Default”:

(i)            the Pledgor shall default in the observance or performance of any term, covenant or agreement contained herein; and/or

(ii)           a Default, as defined in the Credit Agreement, shall occur or exist under this Agreement.

(b)           Upon the occurrence and during the continuance of any Event of Default, the Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at the Agent’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Agent upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived or released.  The Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Agent may elect, and only after so paying over such net proceeds and after the payment by the Agent of any other amount required by any provision of law, need the Agent account for the surplus, if any, to the Pledgor.  The Pledgor agrees that, to the extent permitted by law, the Agent need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Pledgor if the Pledgor has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.  In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Agent shall have all the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Ohio.  All waivers by the Pledgor of rights (including rights to notice) and all rights and remedies afforded the Agent herein, and all other provisions of this Agreement, are expressly made subject to any applicable mandatory provisions of law limiting, or imposing conditions (including conditions as to reasonableness) upon, such waivers or the effectiveness thereof or any such rights and remedies.  Any sale or other disposition of the Collateral shall be in compliance with all provisions of applicable law (including applicable securities laws and applicable provisions of the Uniform Commercial Code of the State of Ohio).

Section 6.              The Agent’s Appointment as Attorney-in-Fact.

(a)           Upon the occurrence and during the continuance of an Event of Default, the Pledgor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Pledgor and in the name of the Pledgor or in its own name, from time to time in the Agent’s reasonable discretion, for the purpose of carrying out the actions and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives the Agent the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor to do the following:  (i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under the Collateral; (ii) in the name of the Pledgor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payments of moneys due under the Collateral; (iii) to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under the Collateral whenever payable; (iv) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral; (v) to direct any party liable for any payment under the Collateral to make payment of any and all moneys due and to become due thereunder directly to the Agent or as the Agent shall direct; (vi) to receive payment of any receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (vii) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right to respect of the Collateral; (viii) to defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (ix) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate, at the Pledgor’s expense, at any time, or from time to time, and (x) to do all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)           The powers conferred on the Agent hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act, except for its own failure to act in a commercially reasonable manner.

(c)           Upon the occurrence and during the continuance of an Event of Default, the Pledgor also authorizes the Agent, at any time and from time to time, to execute, in connection with any sale of the Collateral, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

Section 7.              Representations and Warranties of the Pledgor.  The Pledgor represents and warrants that:

(a)           it is the legal record and beneficial owner of the Pledged Stock, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the lien and security interest created by this Agreement;

(b)           the Pledged Stock constitutes the percentage set forth on Schedule 1 of the presently issued and outstanding shares of common stock of the Company;

(c)           the Pledgor has full power, authority and legal right to pledge, and grant a security interest in, the Pledged Stock and the Collateral pursuant to this Agreement;

(d)           this Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, and is enforceable in accordance with its terms; except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity;

(e)           no consent of any other person or entity, including the Company, and no consent, license, permit, approval or authorization or, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, domestic or foreign, is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Agreement or the pledge of the Pledged Stock hereunder, in each case which has not been obtained or made, as the case may be, and is not in full force and effect; and

(f)            the execution, delivery and performance of this Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of the articles of incorporation or the code of regulations of the Pledgor or of any securities issued by the Pledgor, or of any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which the Pledgor or the Company is a party or which purports to be binding upon the Pledgor or the Company or upon any of the Pledgor’s or the Company’s assets and will not result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Pledgor or the Company except as contemplated by this Agreement or permitted under the Credit Agreement;

Section 8.              Covenants of the Pledgor.   The Pledgor covenants and agrees that:

(a)           it shall defend the right, title and security interest of the Agent in and to the Pledged Stock, the proceeds thereof and all other Collateral against the claims and demands of all persons whomsoever, except Permitted Liens;

(b)           it shall have good title to and the right to pledge any other property at any time hereafter pledged to the Agent as Collateral hereunder and will likewise defend the right of the Agent thereto and the Agent’s security interest therein;

(c)           it shall not sell, convey or otherwise dispose of any of the Pledged Stock or any interest therein or create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in, or with respect to, any of the Pledged Stock or the proceeds thereof, other than that created hereby; and

(d)           except to the Pledgor or to a Guarantor which has executed and delivered in favor of Agent, for the benefit of the Lenders, a stock pledge in such form and substance as is reasonably acceptable to the Agent, it shall not consent to, approve of or permit the issuance of any (i) additional shares of any class of capital stock by the Company; (ii) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or exchangeable for, any such shares; or (iii) warrants, options, rights or other commitments entitling any person to purchase or otherwise acquire any such shares.

Section 9.              Limitation of Liability.  Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder and as required by law, the Agent shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to the Pledgor in accordance with the terms hereof.

Section 10.            Further Assurances.  The Pledgor agrees that at any time and from time to time upon the written request of the Agent, the Pledgor will execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purposes of this Agreement.

Section 11.            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.            No Waiver; Cumulative Remedies.  The Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Agent, and then only to the extent therein set forth.  A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent would otherwise have on any future occasion.  No failure on the part of the Agent to exercise, nor any delay on the part of the Agent in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law or in equity.

Section 13.            Waivers, Amendments.  None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Agent and the Pledgor.  This Agreement and all obligations of the Pledgor hereunder shall be binding upon the Pledgor’s successors and assigns, and shall, together with the rights and remedies of the Agent hereunder, inure to the benefit of the Agent, the Lenders and their respective permitted successors and assigns; provided, however, that the Pledgor may not assign this Agreement without the prior written consent of the Agent and/or the Lender as permitted under the Credit Agreement.

Section 14.            Amendments, Modifications and Waivers with Respect to Obligations.  The Pledgor hereby consents that, without the necessity of any reservation of rights against it, and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by the Agent may be rescinded by the Agent and any of the Obligations continued, and the Obligations, or the liability of any party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Agent, the Credit Agreement and any collateral in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and the security at any time held by the Agent for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against the Pledgor and without notice to or further assent by the Pledgor, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release.  The Agent shall have no obligation to protect, secure, perfect or insure any other collateral security document or property subject thereto at any time held as security for the Obligations.  The Pledgor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or the Lenders upon this Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Pledgor and the Agent and/or any Lender shall likewise be conclusively presumed to have been made or consummated in reliance upon this Agreement.  Except as required under the Credit Agreement, the Pledgor waives diligence, presentment, protest, notice of intent to accelerate and notice of acceleration, demand for payment and notice of default or nonpayment to or upon the Pledgor with respect to the Obligations.

Section 15.            Reinstatement; Waiver of Subrogation.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor or the Company for liquidation or reorganization, should the Pledgor or the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Pledgor’s or the Company’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.  The Pledgor expressly waives, until the Obligations have been indefeasibly paid in full and any commitment of the Lenders or the Agent to extend further credit to the Pledgor or any other party under the Credit Agreement or any other Loan Documents is expired or terminated, any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including any claim, as that term is defined in the federal Bankruptcy Code, and any amendments) which Pledgor may now have or later acquire against the Company, any other person or entity directly or contingently liable for the Obligations or against the Collateral, arising from the existence or performance of Pledgor’s obligations under this Agreement, including, without limitation, under the Credit Agreement.

Section 16.            Governing Law.  This Agreement shall be construed in accordance with the internal laws (but without regard to conflict of law principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.

Section 17.            Notices.  Any notices required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 12.14 of the Credit Agreement.

Section 18.            Continuing Security Interest.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment and satisfaction in full of all Obligations and termination of all obligations of the Agent and the Lenders to extend credit under the Credit Agreement and the other Loan Documents, (ii) be binding upon the Pledgor and the Pledgor’s successors and assigns, and (iii) inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent, the Lenders and their respective permitted successors, transferees and assigns.  The Agent shall deliver to the Pledgor, upon termination of this Agreement, at the Pledgor’s expense, such of the Pledged Stock as shall not have been sold or otherwise disposed of pursuant to this Agreement.

Section 19.            Registration Rights.  If any of the Pledged Stock is not registered under the Securities Act of 1933, as amended, and the Company proposes to register any of its securities, the Pledgor will give the Agent notice of that fact.  In addition, upon the occurrence and during the continuance of an Event of Default, and at no cost to the Agent or any Lender, the Pledgor will use its best efforts to induce the Company to register the Pledged Stock so that they may be disposed of by public sale or other public disposition.  Upon the completion of any such registration, the Pledgor will deliver certificates without any restrictive legend in exchange for the unregistered Pledged Stock.  The Pledgor shall indemnify and hold the Agent and the Lenders, and their respective officers, employees, agents, directors, shareholders, representatives, successors and assigns harmless against any loss, claim, damage or liability arising out of the registration process, and will reimburse each of said parties for any legal or other expenses incurred as a result unless a court of competent jurisdiction determines, in a final non-appealable order, that such loss, claim, damage or liability resulted from such indemnified party’s gross negligence or willful misconduct.

Section 20.            WAIVER OF JURY TRIAL.  THE PLEDGOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 21.            Consent to Jurisdiction.  The Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to this Agreement and the Pledgor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Agent to bring proceedings against the Pledgor in the courts of any other jurisdiction.  Any judicial proceeding by the Pledgor against the Agent or any affiliate of the Agent, involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement shall be brought only in a court in Columbus, Ohio.

Section 22.            Conflicts.  If any of the terms and provisions of this Agreement shall conflict with the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall govern and control.

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be executed and delivered as of the day and year first above written.

Pledgor:

AIRNET SYSTEMS, INC., an Ohio corporation

By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Title:	Secretary

EXHIBIT A

Notice of Pledge

TO:                            [                                   ]

[Stock Registrar\Transfer Agent]

RE:                              Pledge of Common Stock of [                                    ] (the “Company”)

Gentlemen:

You are hereby notified that the undersigned has pledged the              shares of Common Stock owned by it on the books and records of the Company to The Huntington National Bank, a national banking association (“Agent”), for itself and as agent for the lenders (the “Lenders”) from time to time party to that certain Amended and Restated Credit Agreement dated                     , 2004 by and among Agent, AirNet Systems, Inc., an Ohio corporation (“Pledgor”), and said Lenders (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”), pursuant to the terms and conditions of that certain Stock Pledge Agreement executed by the undersigned in favor of Agent, dated as of                           , 2004.

Please deem any instructions by Agent which you receive regarding the exercise of any rights with respect to the shares as if such instructions were made by the undersigned to you, until further instruction from Agent.

Very truly yours,
AirNet Systems, Inc., an Ohio corporation

By:

Title:

SCHEDULE 1

Company	Pledgor’s total interest	Percentage of total interest pledged	Certificate Nos. all shares held	Certificate Nos. all shares pledged

Jetride	100%	100%	1/100	1/100

AMI	100%	100%	1/100	1/100

Float	100%	100%	39/500	39/500

Timexpress	100%	100%	1/100	1/100

AirNet	100%	65%	C1/35; C2/65	C2/65
Canada